EXHIBIT 10.29

SETTLEMENT AGREEMENT

This Settlement Agreement ("Settlement Agreement"), dated for reference purposes only as of March __, 2010, is made by and between Lincoln PO FBOP Limited Partnership, a Delaware limited partnership ("Lincoln"), and Hythiam, Inc., a Delaware corporation ("Hythiam").  Lincoln and Hythiam are referred to herein as the "Parties".

RECITALS

A.           Under the Lease Agreement dated August 18, 2006 (the "Lease"), Lincoln leased approximately 4,022 rentable square feet of office space located at 1700 Montgomery Street, Suite 215, San Francisco, California (the "Premises") to Hythiam, which premises are described in more particularity in the Lease.

B.           The Term of the Lease commenced on January 8, 2007 and was scheduled to expire on December 31, 2011.

C.           Under the Lease, Hythiam provided a security deposit in the amount of Twelve Thousand Sixty-Six Dollars ($12,066.00) (the "Security Deposit").

D.           Hythiam abandoned the Premises.  In or about March 1, 2009, Hythiam stopped paying rent to Lincoln.

E.           On November 2, 2009, Lincoln filed an action against Hythiam entitled Lincoln PO FBOP Limited Partnership v. Hythiam, Inc., San Francisco Superior Court, Case No. CGC 09-494035 (the "Action") in the Superior Court of California, County of San Francisco (the "Court").

F.           Lincoln contends that, after application of the Security Deposit, Hythiam owes Lincoln at least Two Hundred Seventy-Eight Thousand Dollars ($278,000.00) (the "Claimed Amount") in rent, damages and attorneys fees and costs.

AGREEMENT

NOW, THEREFORE, in consideration of the respective promises and covenants of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions.  All capitalized terms not otherwise defined in this Settlement Agreement shall have their respective meanings set forth in the Lease.

2. Security Deposit.  Upon execution of this Settlement Agreement, Hythiam agrees that Lincoln may retain the Security Deposit in its entirety and Hythiam abandons and relinquishes to Lincoln all interest in the Security Deposit.  Hythiam waives the provisions of California Civil Code Section 1950.7, and all other provisions of law now in force, that provide that Lincoln may claim from the Security Deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by the tenant, or to clean the leased premises.

3. Payment.  Hythiam shall pay to Lincoln the additional sum of Two-Hundred Thousand Dollars ($200,000.00) (the "Settlement Amount").  The Settlement Amount shall be paid by Hythiam to Lincoln as follows:

(a) Upon Hythiam's execution of this Settlement Agreement, Hythiam shall pay Lincoln Thirty-Five Thousand Dollars ($35,000.00).

(b) On or before May 31, 2010, Hythiam shall pay Lincoln Twenty-Five Thousand Dollars ($25,000.00).

(c) On or before August 31, 2010, Hythiam shall pay Lincoln Twenty-Five Thousand Dollars ($25,000.00).

(d) Hythiam shall pay Lincoln Ten Thousand Dollars ($10,000.00) on the last day of each month, starting on March 31, 2010,  and continuing  each month thereafter until the remaining One-Hundred Fifteen Thousand Dollars ($115,000.00) is paid in full.

In the event that the due date for a payment pursuant to this paragraph falls on a Saturday, Sunday or bank holiday, that payment shall be due and delivered on the following business day.  Each payment shall be made by wire according to the wire instructions set forth in Exhibit A or any subsequent wire instructions provided by Lincoln to Hythiam.

4. Event of Default.  The occurrence of any of the following shall constitute an event of default by Hythiam ("Event of Default") under the Settlement Agreement:

(a) If Hythiam fails to comply with Paragraph 3 (including, without limitation, by failing to make a timely payment or by making only a partial payment of the amount that comes due thereunder);

(b) If Hythiam is or becomes bankrupt or insolvent; or if Hythiam files a petition under the Bankruptcy Code; or if Hythiam files in any court a petition, motion or other document for the appointment of a receiver or trustee of all or a portion of its property;

(c) If an involuntary petition under any chapter of the Bankruptcy Code is filed against Hythiam;

(d) If Hythiam makes an assignment for the benefit of creditors; or

(e) If Hythiam is adjudicated to be bankrupt.

5. Stipulation for Entry of Judgment.

(a) By executing this Settlement Agreement, Hythiam agrees that submits to the jurisdiction of the Court for purposes of the Action and the enforcement of any judgment or order arising therefrom.

(b) Concurrently with the execution of this Settlement Agreement, the Parties will execute the Stipulation For Entry Of Judgment With Stay Of Entry And Execution Of Judgment (the "Stipulation") in the form attached hereto as Exhibit B.  As part of the Stipulation, the Parties agree that, should Hythiam commit an Event of Default, (i) Hythiam shall be required to pay immediately that portion of the Claimed Amount that it has not already paid (in addition to any attorney fees and costs owed under Paragraph 7(f)), and (ii) Lincoln may file the Stipulation and enter and execute upon the Stipulated Judgment ("Judgment") in its favor and against Hythiam in the form attached hereto as Exhibit C.

(c) Lincoln agrees that it will not file the Stipulation and seek entry of the Judgment unless and until Hythiam has committed an Event of Default.  Hythiam agrees that, should it commit an Event of Default, Lincoln may make an ex parte application to the Court to file the Stipulation and seek to enter and execute upon the Judgment.  Lincoln shall give Hythiam notice by giving notice to Richard Anderson (or the then-acting president of Hythiam), Hythiam, Inc., 11150 Santa Monica Blvd., Suite 1500, Los Angeles, CA 90025, email address: randerson@hythiam.com , telephone number 310-444-4347, under California Rule of Court 3.1203.  Hythiam agrees that notice may be given by Lincoln's attorney directly to Hythiam (as opposed to its attorney).  Lincoln agrees that, if, by the close of the following business day (e.g., June 2 if notice was given on June 1, 2010), Hythiam has shown Lincoln in writing that any Event of Default has been cured, Lincoln will not proceed with an ex parte application for that particular Event of Default.    Hythiam agrees that to have the Judgment entered and writ of execution issued, it shall be sufficient for Lincoln to file this Stipulation along with a declaration accounting for any and all payments that have been already been made by Hythiam under the Settlement Agreement and stating the precise portion of the Claimed Amount that Hythiam has not yet been paid.  Hythiam hereby waives any and all defenses that it may have to entry of Judgment other than actual, timely and complete compliance with the obligations imposed by Paragraph 3.

(d) Within five (5) days after full execution of the Settlement Agreement, Lincoln will file the Notice of Settlement in substantially the form attached as Exhibit D.  Within ten (10) business days after Lincoln has received confirmation that Hythiam has timely paid in full the Settlement Amount to Lincoln, Lincoln will dismiss the Action with prejudice.

6. Releases.

(a) Release of Lincoln by Hythiam.  Hythiam, on behalf of itself and all of its past, present and future agents, attorneys, servants, employees, contractors, successors and assigns (collectively, "Hythiam Releasing Parties"), hereby fully, forever, irrevocably and unconditionally releases and discharges Lincoln and all of its past, present and future parents, subsidiaries, affiliated entities (whether or not incorporated), directors, partners, officers, members, agents, attorneys, servants, employees, successors and assigns (collectively, "Lincoln Released Parties") of and from any and all causes of action, suits, accounts, claims, losses, demands, damages, debts, liabilities, actions, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees) of any kind and nature whatsoever, whether now known or unknown, known or unknown, anticipated or unanticipated, and howsoever arising or accruing (collectively, "Claims") that the Hythiam Releasing Parties, or any of them, ever had, now have, or may have against the Lincoln Released Parties, or any of them, that relate in any way to or arise from or in connection with the Lease, the Premises and/or the Action.

(b) Release of Hythiam by Lincoln.  Upon full payment of the Settlement Amount, Lincoln, on behalf of itself and all of its past, present and future parents, subsidiaries, affiliated entities (whether or not incorporated), directors, partners, officers, members, agents, attorneys, servants, employees, successors and assigns (collectively, "Lincoln Releasing Parties"), hereby fully, forever, irrevocably and unconditionally releases and discharges Hythiam and all of its past, present and future attorneys, servants, employees, contractors, successors and assigns (collectively, "Hythiam Released Parties") of and from any and all Claims that the Lincoln Releasing Parties, or any of them, ever had, now have, or may have against the Hythiam Released Parties, or any of them, that relate in any way to or arise from or in connection with the Lease, the Premises and/or the Action.

(c) Waiver of California Civil Code Section 1542.  Both Lincoln and Hythiam acknowledge having been informed by their respective attorneys of, and being familiar with, the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Lincoln and Hythiam, being aware of Section 1542, each hereby expressly waive and relinquish all rights and benefits each has or may have thereunder, as well as under any other statutes or common law principles of similar effect, with respect to the Claims released hereunder.  Lincoln and Hythiam each acknowledge that they may hereafter discover facts different from or in addition to those each now knows or believes to be true with respect to the Claims herein released, and agree that these releases shall be and remain in effect in all respects as complete, general and mutual releases as to the matters to be released, notwithstanding any such different and additional facts.

(d) Limitation on Releases.  Notwithstanding any provision of this Settlement Agreement to the contrary, including, without limitation, the above provisions of this Paragraph 6, the releases set forth in Paragraphs 6(a) through 6(c) shall not release any party to this Settlement Agreement from obligations imposed pursuant to this Settlement Agreement.

(e) Representation and Warranty.  Lincoln and Hythiam each hereby represent and warrant to the other that they have not conveyed, assigned or otherwise transferred to any third party any of the Claims released hereunder.  Should any Claim released hereunder by the Hythiam Releasing Parties be asserted against the Lincoln Released Parties by any person or entity claiming an interest in such Claim, the party against which said Claim is asserted shall be entitled to be indemnified, defended and held harmless by Hythiam against such Claim.  Should any Claim released hereunder by the Lincoln Releasing Parties be asserted against the Hythiam Released Parties by any person or entity claiming an interest in such Claim, the party against which said Claim is asserted shall be entitled to be indemnified, defended and held harmless by Lincoln against such Claim.

7. Miscellaneous.

(a) Representation by Counsel.  Lincoln and Hythiam each represent and acknowledge that they have been represented by counsel with respect to this Settlement Agreement.  Lincoln and Hythiam each further represent that they have read this Settlement Agreement, understand its terms, and freely and voluntarily assent to all the terms and conditions hereof.

(b) Time of the Essence.  Time is of the essence of each and every obligation arising under this Settlement Agreement.

(c) Successors and Assigns.  This Settlement Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(d) Governing Laws.  This Settlement Agreement shall be construed under and shall be governed by the laws of the State of California.

(e) Construction and Enforceability.  This Settlement Agreement is the product of negotiations between the parties and shall not be construed strictly for or against either party. If any provision of this Settlement Agreement shall be held to be invalid or unenforceable, it shall be adjusted rather than voided, if possible, in order to give effect to the intent of the parties, and all other provisions of this Settlement Agreement shall continue in full force and effect to the extent permitted by law.

(f) Attorneys' Fees.  In any arbitration, quasi-judicial or administrative proceedings or any action in any court of competent jurisdiction, brought by either party to enforce any covenant or any of such party's rights or remedies under this covenant or any of such party's rights or remedies under this Settlement Agreement, including any action for declaratory relief, or any action to collect any payments required under this Settlement Agreement, the prevailing party shall be entitled to reasonable attorneys' fees (including those fees incurred to enforce the Settlement Agreement prior to the filing of any action or proceeding) and all costs, expenses and disbursements in connection with such action, including the costs of reasonable investigation, preparation and professional or expert consultation, which sums may be included in any judgment or decree entered in such action in favor of the prevailing party.

(g) Further Assurances.  Lincoln and Hythiam agree without further consideration to execute and deliver such other documents and to take such other action as may be necessary to consummate the purposes of this Settlement Agreement.

(h) Entire Agreement.  This Settlement Agreement and the exhibits attached hereto set forth the entire understanding of the parties in connection with the subject matter hereof.  Neither of the parties hereto has made any statement, representation or warranty in connection with this Settlement Agreement that has been relied upon by either party hereto, or that has acted as inducement for either party to enter into this Settlement Agreement.

(i) Counterparts.  This Settlement Agreement may be executed in identical counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement.  Facsimiles and photocopies of signature pages of the Settlement Agreement shall have the same binding effect as originals.

IN WITNESS WHEREOF, the parties have executed this Settlement Agreement as of the date first set forth above.

LANDLORD:

LINCOLN PO FBOP LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	Lincoln – FBOP LLC,
a Delaware limited liability company,
its General Partner

	By:	Lincoln Non-Member Manager, Inc.,
a Texas corporation,
its Non-Member Manager

	By:	/s/ JOHN HERR
John Herr
Executive Vice President

TENANT:

HYTHIAM, INC.
a Delaware corporation

By:	/s/ RICHARD A. ANDERSON
Richard A. Anderson
President and Chief Operating Officer